SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the "Agreement"), dated as of July 18, 2001, is entered into between and among EWS Holdings LLC ("EWS") and Edward W. Sharpless ("Sharpless") (collectively, the "Plaintiffs"), on the one hand, and VirtualSellers.com, Inc. ("VirtualSellers") and Dennis Sinclair ("Sinclair") (collectively, the "Defendants"), on the other hand.

WHEREAS, effective May 19, 2000, Sullivan Park, LLC ("Sullivan Park") and VirtualSellers entered into a purchase and sale agreement (the "Purchase and Sale Agreement") (attached hereto as Exhibit "A"); and

WHEREAS Sullivan Park, LLC ("Sullivan Park") changed its name to EWS Holdings, LLC; and

WHEREAS effective May 19, 2000, Sharpless and VirtualSellers entered into an employment agreement (the "Employment Agreement") (attached here to as Exhibit "B"); and

WHEREAS, ;the Plaintiffs have instituted an action in Los Angeles Superior Court entitled EWS Holdings, LLC, et. al. v. VirtualSellers.com, Inc., et. al., Case No. BC 251732 (the "Action") alleging fraud, breach of contract, breach of the covenant of good faith and fair dealing, and unlawful, unfair, and fraudulent business practices with respect to the Purchase and Sale and Equipment Agreements; and

WHEREAS, Defendants would have asserted numerous defenses to Plaintiffs' allegations, including but not limited to a claim that Plaintiffs made misrepresentations to Defendants in the course of negotiating and procuring the execution of the Purchase and Sale Agreement; and

WHEREAS, Plaintiffs, on the one hand, and Defendants, on the other hand, wish to resolve this Action and the disputes therein;

NOW THEREFORE, in consideration of the execution of this Agreement, the releases and promises made herein, and for other good and valuable consideration, the receipt of which and adequacy of which are hereby acknowledged by each party to this Agreement, it is hereby agreed as follows:

1. Settlement of Disputed Claims. As a direct result of settlement negotiations, the parties agree that this Action, and any and all claims arising out of the conduct and agreements to which the Action relates, are settled as provided below. The parties agree that they are entering into this Agreement as a compromise of disputed claims, to avoid the cost and expense of further litigation. By this Agreement, Defendants do not admit any wrongdoing, liability, or obligation whatsoever, and this Agreement shall not be construed by any person as any such admission.

2. Representations and Warranties. VirtualSellers hereby represents and warrants that on May 19, 200, it received from Sullivan Park the assets that were to be delivered to it on the Closing Date pursuant to the Purchase and Sale Agreement and, accordingly, the Shares (as hereinafter defined) are being issued on a fully-paid and non-assessable basis.

3. Consideration.

(a) Shares of VirtualSellers Common Stock. Immediately upon execution of this Agreement, VirtualSellers shall cause to be issued to Sharpless, six million, five hundred thousand (6,500,000) shares of unregistered common stock of VirtualSellers (the "Shares"). This Agreement shall not be effective, and shall be void and of absolutely no force or effect, unless and until the Shares are issued to, and received by, Sharpless. The Shares shall bear the following legend:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") AND, UNLESS SO REGISTERED, MAY NOT BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE 1993 ACT (IF APPLICABLE), OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1993 ACT, AND IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS CONTAINED IN A SETTLEMENT AGREEMENT DATED AS OF JULY 18, 2001 AMONG EWS HOLDINGS LLC, EDWARD W. SHARPLESS, DENNIS SINCLAIR AND VIRTUALSELLERS.COM, INC.

For a period of fifty-two (52) weeks, commencing on the date of execution of this Agreement by all parties hereto, Sharpless shall be restricted from selling or otherwise transferring in excess of 50,000 Shares per calendar week; provided that no such limitation shall apply to the sale of transfer of any of the Shares made after the expiration of such period.

VirtualSellers simultaneously herewith shall execute and deliver to Sharpless an irrevocable letter of consent, in the form attached hereto as Exhibit "C".

Sharpless shall cause his broker to transmit on a monthly basis to VirtualSellers, a copy of Sharpless' monthly brokerage account statement showing all sales of any Shares during the fifty-two (52) week period. Additionally, Sharpless promptly shall prepare and transmit to VirtualSellers documents similar to such statements to report any private (non-brokered) sales of Shares during such period.

(b) Cash Payment. Immediately upon execution of this Agreement by all parties, VirtualSellers shall pay to Sharpless the sum of US $8,884.92, as repayment for unreimbursed business expenses incurred by Sharpless on behalf of VirtualSellers. Said payment shall be made payable to the Order of Edward W. Sharpless.

(c) Resignation. Effective immediately upon execution of this Agreement by all parties, the Employment Agreement automatically shall terminate, without penalty or notice, and Sharpless shall be deemed to have resigned from all positions and offices theretofore held by him with or for VirtualSellers, or any affiliate of VirtualSellers (including Sullivan Park, Inc.),

4. Dismissal With Prejudice of the Action. Promptly upon receipt of each and every item specified in paragraph 2(a)-(c), Plaintiffs shall take all necessary steps to procure the dismissal of the Action with prejudice.

5. Releases.

(a) By Plaintiffs. Plaintiffs, jointly and severally, do hereby agree to fully, finally, and forever release, quit claim, and discharge Defendants, jointly and severally, and as applicable, their predecessors, successors, subsidiaries, divisions, alter egos, affiliated corporations, and related entities, and their past or present officers, directors, trustees, faculty members, partners, employees, attorneys, assigns, agents, representatives, and any of all of them, from any and all claims, liabilities, demands, debts, accounts, obligations, actions, and causes of action, known or unknown, at law or in equity, which they may have had or claim to have had up through the date of the execution of this Agreement.

(b) By Defendants. Defendants, jointly and severally, do hereby agree to fully, finally, and forever release, quit claim, and discharge Plaintiffs, jointly and severally, and as applicable, their predecessors, successors, subsidiaries, divisions, alter egos, affiliated corporations, and related entities, and their past or present officers, directors, trustees, faculty members, partners, employees, attorneys, assigns, agents, representatives, and any of all of them, from any and all claims, liabilities, demands, debts, accounts, obligations, actions, and causes of action, known or unknown, at law or in equity, which they may have had or claim to have had up through the date of the execution of this Agreement.

(c) Definition. The matters described in this paragraph 5 are hereby defined as the "Release Matters."

(d) Exception. The foregoing released do not extend to any claims, rights, or remedies the parties may have under this Agreement.

6. Waiver of Section 1542. It is the intention of the parties that this Agreement shall be effective as a full and final accord and satisfaction, and release or each and every Released Matter. In furtherance of this intention, the parties acknowledge that they are familiar with Section 1542 of the California Civil code, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing this release, which if known by him must have materially affected his settlement with debtor

The releasing parties hereby waive and relinquish every right or benefit that they have or may have under Section 1542 of the California Civil Code to the full extent that they may lawfully waive such right or benefit with regard to the Released Matters, if Section 1542 applies. In connection with such waiver and relinquishment, the releasing parties acknowledge that they are aware that they may later discover facts in addition to or different from those which they now know or believe to be true with respect to the Released Matters, but that it is their intention to hereby fully, finally, and forever settle and release all Released Matters, known or unknown, suspected or unsuspected, which now exist, may exist, or previously existed between each releasing party and those persons granted releases. In furtherance of such intention, the releases given herein shall be, and shall remain, in effect as a full and complete release as to all Released Matters, notwithstanding the discovery or existence of such additional or different facts.

7. Successors in Interest. The parties hereby agree that this Agreement shall be binding upon the parties and each of them, and, as applicable, upon their heirs, executors, administrators, dependents, predecessors, successors, subsidiaries, divisions, alter egos, affiliated corporations, and related entities, and their past and present officers, directors, trustees, faculty members, partners, employees, attorneys, assigns, agents, representatives, and any or all of them.

8. No Assignment. Each party warrants and represents that it has not assigned or transferred to any other person any of the claims, causes of action, or other matters which are releases by this Agreement.

9. Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties, and supersedes and replaces all prior negotiations, proposed agreements, and agreements, except for and provided that this Agreement shall not supersede or replace the Stock Option Agreement executed by VirtualSellers and dated as of April 24, 2001 (attached hereto as Exhibit "D"). Each of the parties to this Agreement acknowledges that no other party to this Agreement, nor any agent or attorney of any such party, has made any promise, representation, or warranty whatever, express or implied, not contained in this Agreement, to induce either party to execute this Agreement. The parties further acknowledge that they are not executing this Agreement in reliance on any promise, representation, or warranty not contained in this Agreement. It is expressly understood and agreed that this Agreement may not be altered, amended, or modified, or otherwise changed in any respect, except by a writing duly executed by the parties, their successors or assigns in interest, or their authorized representatives.

10. Advice of Counsel. Each party represents that they have been represented, or have had the opportunity to be represented, by independent legal counsel of their own choice throughout all of the negotiations which preceded the execution of this Agreement and that they have executed this Agreement with the consent and upon the advice of such independent legal counsel, or that they have had the opportunity to seek such consent and advice. Each party acknowledges that they have had read this Agreement and assents to all the terms and conditions contained herein without any reservation whatsoever and that they have had, or have had the opportunity to have had, the same explained to them by their own counsel, who have answered any all questions which have been asked of them, with regard to the meaning of any provision hereof.

11. Governing Law. This Agreement shall in all respect be interpreted, enforced. and governed by and under the laws of the State of California.

12. Counterparts and Fax Signatures. This Agreement may be executed in one or more counterparts, each of which shall be an original as against any party who signs it, and all of which shall constitute one and the same document. Delivery of an executed copy of this Agreement by electronic facsimile transmission, or other means of electronic communication capable of producing a printed copy, will be deemed to be execution and delivery of this Agreement as of the date on which it is executed.

13. Construction. The headings of sections herein are for convenience of reference only and shall not affect the meaning and interpretation of this Agreement. It is understood and acknowledged that this Agreement shall not be construed in favor of or against any party hereto by reason of the extent to which any party or its counsel has participated in the drafting of this Agreement.

14. Authorization to Execute Agreement. Each individual who executes this Agreement on behalf of any party hereby represents and warrant that they do so with the knowledge and express approval of the party on whose behalf they execute the Agreement.

15. Time if of the Essence. The parties agree and acknowledge that in connection with this Agreement and the obligations thereunder, time is of the essence.

16. Attorneys' Fees. In the event of any litigation relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees, expenses, and costs.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

DATED: July 31, 2001

VIRTUALSELLERS.COM, INC.

By: /s/ Dennis Sinclair

Dennis Sinclair

[SIGNATURES CONTINUED ON NEXT PAGE]

DATED: July ___, 2001

DENNIS SINCLAIR

By: /s/ Dennis Sinclair

Dennis Sinclair

DATED: July 26, 2001

EWS HOLDINGS LLC

By: /s/ Edward W. Sharpless

Edward W. Sharpless

DATED: July 26, 2001

EDWARD W. SHARPLESS

By: /s/ Edward W. Sharpless

Edward W. Sharpless